Exhibit 99.2

NEWS RELEASE

HECLA MINING COMPANY ANNOUNCES CASH TENDER OFFER FOR

ITS OUTSTANDING 6.875% SENIOR NOTES DUE 2021

FOR IMMEDIATE RELEASE

June 28, 2017

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its 6.875% Senior Notes due 2021 (the “Notes”). There is $506.5 million aggregate principal amount of Notes outstanding. The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated June 28, 2017 (the “Offer to Purchase”), which is being sent to holders of the Notes.

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on July 6, 2017, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Tenders of the Notes must be properly made before the Expiration Time and may be withdrawn at any time before the Expiration Time. Holders of the Notes who validly tender (and do not validly withdraw) their Notes at or prior to the Expiration Time, or who deliver to the information and tender agent a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase, will receive in cash $1,038.13 per $1,000 principal amount of Notes validly tendered and accepted by the Company for purchase in the Tender Offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be July 7, 2017.

Tendered Notes may be withdrawn at any time prior to the Expiration Time. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt by the Company of proceeds from a proposed debt financing on terms reasonably satisfactory to the Company generating net proceeds, together with cash on hand, in an amount sufficient to effect the repurchase of all the Notes validly tendered and accepted for purchase pursuant to the Tender Offer. The Company may amend, extend or terminate the Tender Offer in its sole discretion and subject to applicable law.

The Company currently intends to deliver a notice of redemption in order to redeem any Notes outstanding following the consummation of the Tender Offer, although the Company has no legal obligation to do so and the selection of any particular redemption date is in the Company’s discretion. This news release shall not be deemed to constitute a notice of redemption.

BofA Merrill Lynch is acting as the dealer manager for the Tender Offer. The information agent and tender agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase, the Notice of Guaranteed Delivery and related tender offering materials are available at http://www.gbsc-usa.com/Hecla-Mining/ or by contacting Global Bondholder Services Corporation at (866)-807-2200 or by email at contact@gbsc-usa.com. Questions regarding the Tender Offer should be directed to BofA Merrill Lynch at (980) 387-5602 and U.S. Toll-free at (888) 292-0070.

None of the Company, the dealer manager, the information and tender agent, or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offer. Holders of the Notes must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender. This news release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. In addition, this news release does not constitute a notice of redemption of the Notes under the optional redemption provisions of the indenture governing the Notes. The Tender Offer is being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws. Such forward-looking statements or forward-looking information include without limitation, statements regarding the Company’s intentions, expectations or beliefs regarding the Tender

Offer and the proposed offering of new senior notes. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, adverse conditions in the United States or global capital markets, other adverse conditions in the United States or global economy, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results; including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration, and with respect to Hecla’s non-operating and exploration properties, that few properties that are explored are ultimately developed into producing mines. Refer to the Company’s Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President-Investor Relations

800-HECLA91 (800-432-5291)

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

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